Exhibit 21

THE SUBSIDIARIES OF THE COMPANY

The Subsidiaries of the Company are:

Name                         State of Incorporation

UQM Power Products, Inc. Colorado

UQM Electronics, Inc.         Missouri

UQM Leasing, Inc.        Colorado